Exhibit 99.1

3750 Torrey View Ct

San Diego, CA 92130

www.CareFusion.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Troy Kirkpatrick	Investors:	Jim Mazzola
	(858) 617-2361		(858) 617-1203
	troy.kirkpatrick@carefusion.com		jim.mazzola@carefusion.com

CAREFUSION ANNOUNCES DELAY IN FORM 10-K FILING;

REAFFIRMS FISCAL 2013 GUIDANCE

Company to host investor call at 5 p.m. EDT

SAN DIEGO, Aug. 29, 2012 – CareFusion Corp. (NYSE: CFN) today notified the Securities and Exchange Commission (SEC) that it will delay filing its annual report on Form 10-K for the fiscal year ended June 30. Under SEC rules, the company will have a 15-day extension until Sept. 13 to complete the filing.

CareFusion will use the extension to consult with the SEC about the company’s accounting policy for sales-type leases in its Pyxis® medication and supply dispensing product line, a policy CareFusion has consistently applied for more than 10 years. In connection with its year-end audit, the company was made aware of a potential alternative application of the accounting rules and thought it prudent to discuss the matter directly with the SEC prior to filing its Form 10-K.

“With more than 40 quarters using the same method, we believe our accounting is in accordance with GAAP and, in collaboration with our independent auditors, have voluntarily requested pre-clearance from the SEC prior to filing our Form 10-K,” said Jim Hinrichs, chief financial officer. “If the SEC does not object to our accounting policy, we would expect to file our Form 10-K without any changes to the financial results reported on Aug. 9.”

The alternative application of GAAP being discussed with the SEC would have the effect of increasing the amount of revenue recorded at the inception of each lease and decreasing the amount of revenue recorded over the life of each lease. Accounting for leases in this way would likely result in a modest increase in cumulative revenue and earnings, while the impact on any particular fiscal year may vary. In addition, this would result in an increase in the company’s investment in sales-type leases on the balance sheet.

CareFusion reaffirmed the fiscal 2013 guidance it provided on Aug. 9 and does not believe the matter will have a meaningful impact on expected revenue, earnings or cash flow.

The matter has no impact on CareFusion customers or the underlying fundamentals and cash flows of the Pyxis business.

Conference Call

CareFusion will host a webcast and conference call today at 2 p.m. PDT (5 p.m. EDT) to discuss the matter. To access the webcast, visit the Investors page at www.carefusion.com. Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.

Investors and other interested parties may also access the call by dialing (866) 578-5784 within the U.S. or (617) 213-8056 from outside the U.S., and use the access code 94768570. A replay of the conference call will be available from 4 p.m. PDT (7 p.m. EDT) on Aug. 29 through 8:59 p.m. PDT (11:59 p.m. EDT) on Sept. 5 and can be accessed by dialing (888) 286-8010 in the U.S. or (617) 801-6888 internationally and using the access code 66071873.

About CareFusion Corporation

CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve the safety and quality of care. The company develops market-leading technologies including Alaris® infusion pumps, Pyxis® automated dispensing and patient identification systems, AVEA®, AirLife™ and LTV® series ventilation and respiratory products, ChloraPrep® products, MedMined® services for data mining surveillance, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine. CareFusion employs more than 15,000 people across its global operations. More information may be found at www.carefusion.com.

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Cautions Concerning Forward-looking Statements

The CareFusion news release and the information contained herein presents “forward-looking statements,” including the company’s statements regarding its accounting policies, the impact of potential changes in the company’s accounting policies, the impact of potential adjustments to the company’s prior financial reports, the company’s timing for filing its Form 10-K, the nature of any potential adjustments to the company’s financial reports, and statements regarding the company’s fiscal 2013 financial guidance. The company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that additional information may arise during the course of the company’s lease accounting review that may require the company to make additional adjustments, the time and effort required to complete the company’s discussions with the SEC, and the time and effort required to make any adjustments to the company’s financial reports, if required, as well as other risks described more fully in Item 1A in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, which are expressly incorporated herein by reference, and other factors as may periodically be described in the company’s filings with the SEC. The CareFusion news release and the information contained herein reflect management’s views as of Aug. 29, 2012. Except to the limited extent required by applicable law, CareFusion undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.